UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 23, 2014

VISANT CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	333-120386	90-0207604
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

357 Main Street
Armonk, New York	10504
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (914) 595-8200

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events

As previously reported, on July 25, 2014, Visant Corporation (the “Company”) entered into a definitive Omnibus Transaction Agreement (the “OTA”) with OCM Luxembourg Ileos Holdings S.à.r.l. (“Ileos”) and Tripolis Holdings S.à.r.l. (“Luxco”) to combine their respective wholly owned subsidiaries, AKI, Inc. d/b/a Arcade Marketing (“Arcade”) and Bioplan, resulting in the formation of a new strategic venture under Luxco (the “Transaction”).

On September 23, 2014, the Company and Ileos completed the Transaction in accordance with the terms and conditions of the OTA. In exchange for the Company’s contribution of 100% of the capital stock of Arcade, the Company received approximately $334,500,000 in cash proceeds and a 25% minority equity interest in Luxco. The terms of the Transaction provide that the Company has certain minority voting rights and the right to designate two directors to the board of managers of Luxco so long as it maintains its ownership of the equity interest in Luxco. The Company used the proceeds of the Transaction to repay certain indebtedness in connection with the refinancing of its senior secured credit facilities discussed below. The Company’s equity interest in Luxco will be accounted for under the equity method of accounting as prescribed by accounting principles generally accepted in the United States of America.

The Company also announced that on September 23, 2014 it completed the previously announced refinancing of its senior secured credit facilities pursuant to which it terminated its existing senior secured credit agreement and entered into a new senior secured credit agreement (the “Credit Agreement”) with Visant Secondary Holdings Corp. (“Holdings”), the lending institutions from time to time parties thereto and Credit Suisse AG, as administrative agent and collateral agent (the “Refinancing”). The Credit Agreement establishes new senior secured credit facilities in an aggregate amount of $880 million, consisting of a $775 million tranche term loan facility and a $105 million revolving credit facility.

The Company will comply with its further disclosure requirements under Form 8-K with respect to the Transaction and the Refinancing over the next several days.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISANT CORPORATION

Date: September 24, 2014	/S/ MARIE D. HLAVATY
Marie D. Hlavaty
Senior Vice President, Chief Legal Officer